UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2019

Adhera Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4721 Emperor Boulevard, Suite 350 Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	919-578-5901

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Increase and Option Grant for Chief Financial Officer

On January 15, 2019, the Board of Directors (the “Board”) of Adhera Therapeutics, Inc. (the “Company”) approved an increase of the base salary to be paid to R. Eric Teague, the Chief Financial Officer of the Company, from $285,000 per year to $305,000 per year, effective immediately. The Board also granted to Mr. Teague options to purchase up to an aggregate of 100,000 shares of the common stock of the Company at an exercise price of $0.32 per share, with 25,000 options being exercisable immediately and with 25,000 options vesting on each of the first, second and third anniversary of the grant date. Mr. Teague serves as Chief Financial Officer of the Company pursuant to that certain Employment Agreement dated as of September 24, 2018 by and between the Company and Mr. Teague, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 24, 2018.

Resignation of Chief Commercial Officer

On January 15, 2019, the Board accepted the resignation of Erik Emerson as Chief Commercial Officer of the Company, effective immediately. Mr. Emerson will remain as a member of the Board.

Throughout the fourth quarter of the 2018 fiscal year, Mr. Emerson worked closely with Jay Schwartz, Senior Vice President – Commercial Operations of the Company, to transition his responsibilities. During the same period, Mr. Schwartz successfully built out the commercial team that is focused on educating healthcare providers on the benefits of the Company’s U.S. Food and Drug Administration (“FDA”) approved product, Prestalia®.

In connection with his resignation, among other things, Mr. Emerson executed and delivered a general release of claims in favor of the Company and affirmed his obligations to be bound by the restrictive covenants contained in the employment offer letter between Mr. Emerson and the Company dated June 5, 2017 (including the Confidentiality, Restrictive Covenant and Intellectual Property Agreement attached thereto), and the Company: (i) agreed to make severance payments to Mr. Emerson in the amount of $86,250 (with $43,125 to be paid immediately and $43,125 to be paid on March 1, 2019); (ii) agreed that options to purchase up to an aggregate of 562,500 shares of common stock at an exercise price of $0.66 that were granted to Mr. Emerson in July 2018 and that were to vest in equal annual installments in July 2019, July 2020 and July 2021 shall vest in full immediately; and (iii) executed and delivered a general release of claims in favor of Mr. Emerson.

In addition, Mr. Emerson agreed that for twelve (12) months following the date of his resignation, he would not engage in a business relating to the commercialization of Prestalia (or a pharmaceutical or therapeutic product that addresses substantially the same market) or that utilizes the Company’s DyrctAxess / Prestalia Direct platforms (or platforms that are substantially similar to, or that use substantially the same technology as is utilized by, such platforms).

Simultaneous with Mr. Emerson’s resignation as an executive officer of the Company, the Company and Mr. Emerson entered into a Consulting Agreement dated as of January 15, 2019 pursuant to which Mr. Emerson agreed to provide certain consulting services regarding the Company’s FDA-approved Prestalia product. As consideration for such services, the Company shall pay to Mr. Emerson a consulting fee of $3,000 per month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adhera Therapeutics, Inc.

January 22, 2019	By:	/s/ Robert C. Moscato, Jr.
	Name:	Robert C. Moscato, Jr.
	Title:	Chief Executive Officer